Exhibit 15

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

RR Media LTD. (Formerly “RRsat Global Communications Network LTD”):

We consent to the incorporation by reference in (i) the Registration statements (Nos. 333-140936, 333-175357-333-183324 and 333-191111) on Form S-8 of RR Media Ltd. (Formerly “RRsat Global Communications Network LTD”) (“the Company”) and in (ii) the Registration statements  (No. 333 – 180580) on form F-3 of the Company, of our report dated March 15, 2015, with respect to the consolidated balance sheets of the Company as of December 31, 2013 and 2014, and the related consolidated statements of income, comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2014 which report appears in the December 31, 2014 annual report on Form 20-F of the Company.

Somekh Chaikin
Certified Public Accountants (Israel)
Member Firm of KPMG International

Tel-Aviv, Israel
March 15, 2015